Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CRANE COMPANY

March 28, 2023

Crane Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is Crane Company.

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 15, 2022 (the “Original Certificate”).

3.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of Delaware.

4.	The text of the Original Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Crane Company.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares of common stock, par value $1.00 per share (“Common Stock”), and Five Million (5,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences, and rights of such stock, and the qualifications and restrictions thereof.

(a) At all meetings of the shareholders of the Corporation the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.

(b) Shares of the Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. Except as otherwise provided in the resolution setting forth the designations and rights of the series of Preferred Stock, all shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends (if any) thereon shall be cumulative, if made cumulative. The relative preferences, participating, optional and other special rights of each such series, and limitations thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of the Preferred Stock, the designation, preferences, and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

(1) the distinctive designation of, and the number of shares of the Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2) the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series may be paid, the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of the corporation, or on any series of the Preferred Stock or of any other class or class of stock of the Corporation, and whether such dividends shall be cumulative, partially cumulative or non-cumulative;

(3) the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the Corporation, and the terms and conditions of such conversion or exchange;

(4) whether shares of the series shall be subject to redemption and the redemption price or prices and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(5) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(6) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(7) the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of the Preferred Stock or all series of the Preferred Stock as a class, (1) to cast more or less than one vote per share on any or all matters voted upon by the shareholders, (2) to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may fix.

(c) The relative preferences, rights and limitations of each series of Preferred Stock in relation to the preferences, rights and limitations of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Article IV, and the consent by class or series vote or otherwise, of the holders of the Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(d) Subject to the provisions of the preceding paragraph (c), shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration, not less than the par value thereof, as shall be fixed by the Board of Directors.

ARTICLE V

Board of Directors

Section 1. Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authority conferred upon the directors herein or by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and the by-laws of the Corporation (the “By-laws”).

Section 2. Number. The Board of Directors shall consist of not less than three nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Section 3. Election and Terms. The directors elected at each Annual Meeting of Stockholders shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

Section 4. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, even if less than a quorum, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 5. Removal. Any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class.

ARTICLE VI

Stockholder Action

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VII

By-law Amendments

The Board of Directors and the stockholders of the Corporation shall have concurrent power to adopt, amend or repeal the By-laws of the Corporation. The Board of Directors shall have the power to adopt, amend or repeal the By-laws of the Corporation by such vote as may be specified therein. The affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal the By-laws. No By-law hereafter adopted, amended or repealed by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such By-laws had not been so adopted, amended or repealed.

ARTICLE VIII

No director or Officer (as defined below) of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except for liability of (i) a director or Officer for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or Officer for any transaction from which the director or Officer derived an improper personal benefit or (v) an Officer in any action by or in the right of the Corporation. This paragraph shall not eliminate or limit the liability of a director or Officer for any act or omission occurring prior to the effective date of its adoption. If the DGCL is hereafter amended to authorize the further limitation or elimination of the personal liability of directors or Officers, then the liability of a director or Officer, as applicable, shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment, repeal or elimination of this Article VIII, shall not affect its application with respect to an act or omission by a director or Officer occurring before such amendment, repeal or elimination. All references in this Article VIII to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf as of the date first written above.

CRANE COMPANY

By:	/s/ Anthony M. D’Iorio
Name: Anthony M. D’Iorio
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to the Amended and Restated Certificate of Incorporation of Crane Company]